EXHIBIT 99.1

United-Guardian Reports First Quarter Financial Gains

HAUPPAUGE, N.Y., May 12, 2021 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) reported today that net income for the first quarter of 2021 rose by 49% compared with last year’s first quarter, increasing from $790,307 ($0.17 per share) to $1,181,202 ($0.26 per share). Net sales for the quarter increased 3% from $3,322,914 to $3,430,868.

Ken Globus, President of United-Guardian, stated, “We are very pleased to report that sales of our cosmetic ingredients rose substantially in the first quarter of 2021, and were significantly higher than they were in each of the last three quarters of 2020. Although sales of these products were slightly higher in last year’s first quarter due to the steadily deteriorating coronavirus situation and concerns about product availability, those higher sales resulted in an overstock situation, which negatively impacted orders for the balance of 2020. That situation significantly improved in this year’s first quarter, as distributors’ inventory levels were finally reduced to more appropriate levels. While sales of our cosmetic ingredients have not yet returned to their pre-pandemic levels, we are optimistic that they will continue to increase as more economies and customers recover from the pandemic.”

Mr. Globus continued, “Also contributing to the increase in earnings in the first quarter were higher sales of both our pharmaceutical products and medical lubricants. In addition, a stronger stock market in the first quarter of 2021 resulted in a much smaller impact from the change in value of our marketable securities than it did in the first quarter of 2020, when the stock market suffered a significant decline due to the onset of the pandemic. Overall, we remain hopeful that the worst of the pandemic is behind us, and that we will gradually see sales recover to their pre-pandemic levels as the year progresses.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

Contact:	Ken Globus
(631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE QUARTERS ENDED MARCH 31, 2021 and MARCH 31, 2020* STATEMENTS OF INCOME (UNAUDITED)

	THREE MONTHS ENDED MARCH 31,

	2021	2020

Net Sales	$3,430,868	$3,322,914

Costs and expenses:
Cost of sales	1,361,013	1,389,331
Operating expenses	457,127	515,275
Research and development	88,286	107,732
Total costs and expenses	1,906,426	2,012,338
Income from operations	1,524,442	1,310,576

Other (expense) income:
Investment income	39,760	44,067
Net loss on marketable securities	(72,047)	(356,595)
Total other (expense) income	(32,287)	(312,528)
Income before provision for income taxes	1,492,155	998,048

Provision for income taxes	310,953	207,741

Net income	$1,181,202	$790,307

Earnings per common share (basic and diluted)	$0.26	$0.17

Weighted average shares – basic and diluted	4,594,319	4,594,319

* Additional financial information can be found at the company’s web site at www.u-g.com.